Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Tel: +44 20 7597 8000

Email: legalnoticesTM@uk.daiwacm.com

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 20 7516 7548

Tel: +44 20 7773 9098

Email: syndicateasia@barclays.com

BNP Paribas

16, Boulevard des Italiens

75009 Paris

France

Attn: Tokyo DCM; APAC DCM Legal

Email: dl.jp_fi_dcm@japan.bnpparibas.com;

ciblegal.dcm@asia.bnpparibas.com

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020, USA

Attn: Debt Capital Markets Desk,

with a copy to: The Office of the General Counsel at legalnotices@mizuhogroup.com